Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS SECOND QUARTER 2009 RESULTS

DALLAS, TEXAS . . . August 4, 2009 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $8.6 million, or $0.05 per diluted share, for the quarter ended June 30, 2009, compared to $47.3 million, or $0.26 per diluted share, for the quarter ended June 30, 2008.

The Company’s net sales were $205.7 million for the second quarter of 2009 compared to $297.3 million for the second quarter of 2008, a decrease of 31% principally resulting from lower volumes and average selling prices.  Average selling prices are lower due to competitive pricing pressures resulting from lower demand for titanium products and declines in raw material costs, primarily titanium scrap, which have contributed to lower selling prices for certain products under long-term customer agreements, in part due to raw material indexed pricing adjustments included in certain of these agreements.  Although the Company believes the long-term global outlook for titanium is favorable, recent adjustments to production schedules for Boeing and Airbus, delays in the completion of testing and development of the Boeing 787 and a weak global economy are expected to continue to impact customer inventory levels, product demand and product selling prices until commercial aerospace production schedules stabilize and global economic conditions improve.

Operating income of $15.6 million for the second quarter of 2009 was down from $68.8 million for the same period in 2008, primarily reflecting the effects of lower volumes and average selling prices for melted and mill products.  In addition, the favorable impacts from declining raw material costs, primarily titanium scrap, on the Company’s gross margins were largely offset by higher per-unit overhead costs resulting from lower production volumes, as well as unabsorbed overhead and other fixed production costs charged directly to cost of sales for certain manufacturing operations in the second quarter of 2009, as a result of low utilization of production capacity.

Bobby D. O’Brien, President, said, “The global economy, along with excess inventories and declining demand within the commercial aerospace industry, continue to provide challenges for our business and the entire titanium industry. During 2009, our operating flexibility has allowed us to efficiently scale our operating levels and cost structure in response to reduced demand, which has contributed to our positive operating income, operating cash flows and strong financial position.  Our management team remains intently focused on maintaining TIMET’s cost-efficiency throughout the current demand cycle through careful management of production rates, global workforce and costs.

“It is difficult to predict when demand for our products will improve due to uncertainties related to global economic conditions and the outcome of current aircraft development challenges faced by major commercial aircraft manufacturers.  While visibility is limited regarding the potential severity and duration of the current economic downturn, in July 2009, The Airline Monitor, a leading aerospace publication, updated its forecast for commercial aircraft deliveries.  The updated forecast continues to predict record delivery levels over the next five years and thereafter, supporting our belief that long-term industry-wide demand will be strong for the foreseeable future.  We remain confident that TIMET’s flexible operating structure and financial strength will continue to allow us to fully serve our customers and realize significant long-term growth and earnings potential.  Our ongoing efforts and initiatives have allowed us to maintain flexibility in this environment while maintaining positive cash flow with no indebtedness and cash and borrowing availability under our bank credit agreements of approximately $324 million.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
	(Unaudited)

Net sales	$297.3	$205.7	$591.0	$409.1
Cost of sales	213.0	174.1	425.6	338.1

Gross margin	84.3	31.6	165.4	71.0

Selling, general, administrative and development expense	16.2	15.8	33.5	30.6
Other income (expense), net	0.7	(0.2)	(0.3)	1.7

Operating income	68.8	15.6	131.6	42.1

Other non-operating income (expense), net	0.6	(0.8)	(1.5)	0.5

Income before income taxes	69.4	14.8	130.1	42.6

Provision for income taxes	20.8	5.7	38.7	12.8

Net income	48.6	9.1	91.4	29.8

Noncontrolling interest in net income of subsidiary	1.2	0.4	3.6	1.4

Net income attributable to TIMET stockholders	47.4	8.7	87.8	28.4

Dividends on Series A Preferred Stock	0.1	0.1	0.2	0.1

Net income attributable to TIMET common stockholders	$47.3	$8.6	$87.6	$28.3

Earnings per share attributable to TIMET common stockholders	$0.26	$0.05	$0.48	$0.16

Weighted average shares outstanding:
Basic	181.0	181.0	181.8	181.0
Diluted	182.0	181.0	183.0	182.0

Melted product shipments:
Volume (metric tons)	845	605	1,945	1,240
Average selling price (per kilogram)	$32.60	$29.95	$31.55	$28.15

Mill product shipments:
Volume (metric tons)	3,785	3,200	7,355	6,115
Average selling price (per kilogram)	$62.35	$52.95	$63.30	$55.15